XPEL Reports Record Second Quarter Revenue of $30.1 Million; Gross Margin Improves to 35.3%

San Antonio, TX - August 21, 2019 - XPEL, Inc. (Nasdaq: XPEL), a global provider of protective films and coatings, announced results for the second quarter and six months ended June 30, 2019.
Second Quarter Highlights:

•	Revenues increased 4.5% to $30.1 million compared to second quarter 2018, the highest revenue quarter in the history of XPEL; Sequential revenue growth of 21.7% compared to first quarter of 2019

•	Gross margin improved to 35.3% compared to 29.7% in second quarter 2018

•	Earnings per share of $0.11 compared to $0.09 per share in second quarter 2018
Ryan Pape, President and Chief Executive Officer of XPEL, commented, “We continued to see strong revenue growth in the second quarter in most of our regions led by the US which posted 55.5% growth. As expected, this growth was partially offset by continued declines in China due to the timing of China sales acceleration in the first half of 2018, but we expect that impact to moderate in the third quarter. While overall revenue growth was moderate in the second quarter, we drove substantially improved gross margin through increased sales to our higher margin customers and due to our continued focus on gross margins. We are energized by the opportunities we’re seeing across the majority of our geographic markets, and believe we are well positioned for continued growth as we move through the balance of 2019."
For the Quarter Ended June 30, 2019:
Revenues. Revenues increased approximately $1.3 million or 4.5% to $30.1 million as compared to $28.8 million in the prior year.
Gross Margin. Gross margin was 35.3% versus 29.7% in the second quarter of 2018. The increase was related to an improved mix of increased sales to higher margin customers and continued improvements in per unit costs.
Expenses. Selling, general and administrative expenses increased to $6.7 million or 22.1% of sales as compared to $5.1 million or 17.7% of sales in the prior year period. This increase was due mainly to increases in personnel, occupancy, information technology and research and development costs to support the ongoing growth of the business and increased professional fees due to ancillary costs related to the Company’s U.S. regulatory filings. Additionally, in the second quarter of 2019 the Company incurred costs associated with its annual dealer conference which was held in the first quarter of 2018 and in the second quarter of 2019.
EBITDA. EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) increased to $4.4 million, or 16.4%, as compared to $3.8 million in the prior year1.
Net income. Net income increased to $3.0 million, or $0.11 per basic and diluted share versus net income of $2.6 million, or $0.09 per basic and diluted share in the second quarter of 2018.
For the Six Months Ended June 30, 2019:
Revenues. Revenues increased approximately $0.9 million or 1.7% to $54.8 million as compared to $53.9 million in the first half of the prior year.
Gross Margin. Gross margin was 34.3% versus 30.0% in the first six months of 2018. The increase was related to an improved mix of increased sales to higher margin customers and continued improvements in per unit costs.
Expenses. Selling, general and administrative expenses increased to $12.3 million or 22.5% of sales as compared to $9.9 million or 18.4% of sales in the prior year period. This increase was due mainly to increases in personnel, occupancy, information technology and research and development costs to support the ongoing growth of the business and increased professional fees due to ancillary costs related to the Company’s U.S. regulatory filings.
EBITDA. EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) increased to $7.2 million, or 5.2%, as compared to $6.9 million in the prior year1.
Net income. Net income increased to $4.9 million, or $0.18 per basic and diluted share versus net income of $4.7 million, or $0.17 per basic and diluted share for the first half of 2018.

1See reconciliation of non-GAAP financial measures below.

Conference Call Information
The Company will host a conference call and webcast today, Wednesday, August 21, 2019 at 11:00 a.m. Eastern Time to discuss the Company’s results for the second quarter of 2019.
To access the live webcast, please visit the XPEL, Inc. website at www.xpel.com/investor.
To participate in the call by phone, dial (877) 407-8033 approximately five minutes prior to the scheduled start time. International callers please dial (201) 689-8033.
A replay of the teleconference will be available until September 21, 2019 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 52951.

About XPEL, Inc.
XPEL is a leading provider of protective films and coatings, including automotive paint protection film, surface protection film, automotive and architectural window films and ceramic coatings. With a global footprint, a network of trained installers and proprietary DAP software, XPEL is dedicated to exceeding customer expectations by providing high-quality products, leading customer service, expert technical support and world-class training. XPEL, Inc. . (Nasdaq: XPEL; TSXV: XPEL.U) is publicly traded on Nasdaq and the TSX Venture Exchange.

Safe harbor statement
This release includes forward-looking statements regarding XPEL, Inc. and its business, which may include, but is not limited to, anticipated use of proceeds from capital transactions, expansion into new markets, and execution of the company's growth strategy. Often, but not always, forward-looking statements can be identified by the use of words such as "plans," "is expected," "expects," "scheduled," "intends," "contemplates," "anticipates," "believes," "proposes" or variations (including negative variations) of such words and phrases, or state that certain actions, events or results "may," "could," "would," "might" or "will" be taken, occur or be achieved. Such statements are based on the current expectations of the management of XPEL. The forward-looking events and circumstances discussed in this release may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the company, performance and acceptance of the company's products, economic factors, competition, the equity markets generally and many other factors beyond the control of XPEL. Although XPEL has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and XPEL undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.
Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

For more information, contact:
Investor Relations: John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: jnesbett@institutionalms.com

XPEL, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Revenue
Product revenue	$25,425,489	$24,988,880	$46,480,212	$47,083,121
Service revenue	4,668,665	3,802,011	8,339,388	6,829,289
Total revenue	30,094,154	28,790,891	54,819,600	53,912,410

Cost of Sales
Cost of product sales	18,551,030	19,560,320	34,239,063	36,410,156
Cost of service	917,111	665,731	1,804,444	1,332,270
Total cost of sales	19,468,141	20,226,051	36,043,507	37,742,426
Gross Margin	10,626,013	8,564,840	18,776,093	16,169,984

Operating Expenses
Sales and marketing	2,064,836	1,479,510	3,663,942	3,036,608
General and administrative	4,589,906	3,620,542	8,667,857	6,895,140
Total operating expenses	6,654,742	5,100,052	12,331,799	9,931,748

Operating Income	3,971,271	3,464,788	6,444,294	6,238,236

Interest expense	29,074	47,130	57,780	104,084
Foreign currency exchange loss (gain)	(3,518)	56,505	14,908	23,124

Income before income taxes	3,945,715	3,361,153	6,371,606	6,111,028
Income tax expense	938,405	808,011	1,504,293	1,469,073
Net income	3,007,310	2,553,142	4,867,313	4,641,955
Income (loss) attributed to non-controlling interest	1,293	(1,968)	2,709	(10,513)
Net income attributable to stockholders of the Company	$3,006,017	$2,555,110	$4,864,604	$4,652,468

Earnings per share attributable to stockholders of the Company
Basic and diluted	$0.11	$0.09	$0.18	$0.17

Weighted average number of common shares
Basic and diluted	27,612,597	27,612,597	27,612,597	27,229,720

XPEL, Inc.
Condensed Consolidated Balance Sheets
	(Unaudited)	(Audited)
	June 30,	December 31,
	2019	2018

Assets
Current
Cash and cash equivalents	$5,473,964	$3,971,226
Accounts receivable, net	7,549,789	5,554,313
Inventory, net	15,304,778	10,799,611
Prepaid expenses and other current assets	1,312,016	706,718
Total current assets	29,640,547	21,031,868

Property and equipment, net	3,711,031	3,384,206
Right-of-Use lease assets	4,016,516	—
Intangible assets, net	3,595,785	3,804,026
Other non-current assets	35,999	—
Goodwill	2,349,501	2,322,788
Total assets	$43,349,379	$30,542,888

Liabilities
Current
Current portion of notes payable	$670,516	$853,150
Current portion lease liabilities	976,339	—
Accounts payable and accrued liabilities	11,255,718	6,292,093
Income tax payable	565,350	1,337,599
Total current liabilities	13,467,923	8,482,842
Deferred tax liability, net	549,257	478,864
Non-current portion of lease liabilities	3,137,297	—
Non-current portion of notes payable	502,080	968,237
Total liabilities	17,656,557	9,929,943

Stockholders‘ Equity
Preferred stock, $0.001 par value; authorized 10,000,000; none issued and outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 27,612,597 and 27,612,597 issued and outstanding, respectively	27,613	27,613
Additional paid-in-capital	11,348,163	11,348,163
Accumulated other comprehensive loss	(976,292)	(1,190,055)
Retained Earnings	15,481,857	10,617,253
	25,881,341	20,802,974
Non-controlling interest	(188,519)	(190,029)
Total stockholders‘ equity	25,692,822	20,612,945
Total liabilities and stockholders‘ equity	$43,349,379	$30,542,888

Reconciliation of Non-GAAP Financial Measure

EBITDA is a non-GAAP financial measure. EBITDA is defined as net income (loss) plus interest expense, net, plus income tax expense plus depreciation expense and amortization expense. EBITDA should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. It is not a measurement of our financial performance under GAAP and should not be considered as alternatives to revenue or net income (loss), as applicable, or any other performance measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other businesses. EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our operating results as reported under GAAP.

EBITDA does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of ongoing operations and other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

EBITDA Reconciliation

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
Net income	$3,007,310	$2,553,142	$4,867,313	$4,641,955
Interest	29,074	47,130	57,780	104,084
Taxes	938,405	808,011	1,504,293	1,469,073
Depreciation	220,270	179,549	421,088	338,867
Amortization	186,824	175,532	371,372	312,169
EBITDA	$4,381,883	$3,763,364	$7,221,846	$6,866,148